UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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NiSource Inc.

(Name of Registrant as Specified In Its Charter)

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NiSource Inc.

801 E. 86th Avenue • Merrillville, IN 46410 • (877) 647-5990
________________________________________________________________________________
NOTICE OF ANNUAL MEETING
April 4, 2005
To the Holders of Common Stock of NiSource Inc.:
      The annual meeting (the “Annual Meeting”) of the stockholders of NiSource Inc. (the “Company”) will be held at The Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania on Tuesday, May 10, 2005, at 10:00 a.m., local time, for the following purposes:
      (1) To elect four members of the board of directors to serve for a term of three years;
      (2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year 2005;
      (3) To consider certain amendments to the Company’s Long Term Incentive Plan;
      (4) To consider certain amendments to the Company’s Employee Stock Purchase Plan;
      (5) To consider the stockholder proposal relating to the annual election of directors (the “Proposal to Elect Directors Annually”);
      (6) To consider the stockholder proposal relating to the election of directors by a majority vote (the “Proposal to Elect Directors by Majority Vote”); and
      (7) To transact any other business that may properly come before the meeting.
      All persons who are stockholders of record at the close of business on March 15, 2005 will be entitled to vote at the Annual Meeting.
      Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote in person, even if you have previously submitted a proxy.
      In order to help us arrange for the Annual Meeting, if you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.
PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY
MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Gary W. Pottorff
Corporate Secretary

PROXY STATEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
Nominees For Election As NiSource Directors
CORPORATE GOVERNANCE
Director Independence
Executive Sessions of Non-Management Directors
Communications with the Board and Non-Management Directors
Code of Ethics
Adoption of Corporate Governance Guidelines
Meetings and Committees of the Company’s Board of Directors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
Pension Plan and Supplemental Executive Retirement Plan
PROPOSAL II -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL III -- APPROVAL OF THE AMENDMENTS TO THE COMPANY’S LONG TERM INCENTIVE PLAN
PROPOSAL IV -- APPROVAL OF AMENDMENTS TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL V -- STOCKHOLDER PROPOSAL TO ELECT DIRECTORS ANNUALLY
PROPOSAL VI -- STOCKHOLDER PROPOSAL TO ELECT DIRECTORS BY MAJORITY VOTE
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITOR FEES
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2006 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT AND FINANCIAL STATEMENTS
AVAILABILITY OF FORM 10-K
OTHER BUSINESS

PROXY STATEMENT
      The accompanying proxy is solicited on behalf of the board of directors of the Company. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the board of directors “FOR” all of the nominees for director, “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2005, “FOR” the proposed amendments to the Company’s Long Term Incentive Plan, “FOR” the proposed amendments to the Company’s Employee Stock Purchase Plan, “AGAINST” the Proposal to Elect Directors Annually, and “AGAINST” the Proposal to Elect Directors by Majority Vote. The Proposal to Elect Directors Annually and the Proposal to Elect Directors by Majority Vote are sometimes referred to herein collectively as the “Stockholder Proposals.” If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters in accordance with their best judgment.
      This proxy statement and form of proxy are first being sent to stockholders on April 4, 2005. The Company will bear the expense of this solicitation. The original solicitation of proxies by mail and a reminder letter may be supplemented by telephone, facsimile and personal solicitation by officers and regular employees of the Company or its subsidiaries. To aid in the solicitation of proxies, the Company has retained Mellon Investor Services, LLC for a fee of $10,500 plus reimbursement of expenses. The Company also will request brokerage houses and other nominees and fiduciaries to forward proxy materials, at the Company’s expense, to the beneficial owners of stock held of record by such persons.
Who May Vote —
      The close of business on March 15, 2005 is the date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of March 15, 2005, 271,567,847 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.
Voting Your Proxy —
      If you are a stockholder of record (that is, if you hold shares of common stock of the Company in your own name), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.
      If your shares are held by a broker, bank or other nominee in “street name,” you will receive voting instructions from that entity, the “record holder,” that you must follow in order to have your shares of common stock voted at the Annual Meeting. If your shares are held by a broker or other nominee and you or any other person entitled to vote those shares does not provide the broker or other nominee with instructions as to how to vote such shares, that broker or nominee will have the discretionary authority to vote your shares of common stock with regard to the election of directors and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for 2005. On the other hand, if you or any person entitled to vote your shares does not provide the broker or other nominee with instructions as to how to vote such shares with respect to the proposed amendments to the Company’s Long Term Incentive Plan, the proposed amendments to the Company’s Employee Stock Purchase Plan, the Proposal to Elect Directors Annually or the Proposal to Elect Directors by Majority Vote, your broker or other nominee will not have authority to vote your shares with respect to such Proposals and your shares will not be voted.
      If you hold your shares in the Company’s 401(k) plan administered by Fidelity Investments, you will need to vote your shares by one of the methods discussed in this Proxy Statement in order to have your vote counted. Fidelity will not exercise any voting discretion over the shares held in its accounts. If you fail to vote by returning a completed proxy card, or by telephone or through the Internet, your shares held through Fidelity will not be voted.
      If you plan to attend the Annual Meeting, please so indicate when you vote, so that the Company may make arrangements.
Voting in Person —
      You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, including Fidelity Investments as administrator of the Company’s 401(k) plan, then in order to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from the institution that is the holder of record for your shares, indicating that you were the beneficial owner of the shares on March 15, 2005, the record date for voting and that the record holder is giving you the proxy to vote the shares.
Revoking Your Proxy —
      A proxy may be revoked by the stockholder at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Corporate Secretary a letter indicating that you want to revoke your proxy or you can supersede your initial proxy by (i) delivering to the Corporate Secretary a duly executed proxy bearing a later date, (ii) voting by telephone or through the Internet on a later date, or (iii) attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.
Quorum for the Meeting —
      A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum of stockholders at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.
Votes Required —
      A plurality of the votes cast at the meeting is required to elect a director. Ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2005, approval of the amendments to the Company’s Long Term Incentive Plan and the Company’s Employee Stock Purchase Plan, and approval of the Stockholder Proposals require the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
      Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election. Abstentions will not have any effect on the election of the directors; however, abstentions will be counted as a vote against the ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2005, against the proposed amendments to the Company’s Long Term Incentive Plan and Employee Stock Purchase Plan, and against the Stockholder Proposals. Broker non-votes will not be considered when tallying the votes cast on any proposal for which a broker does not have discretionary authority. Brokers will not have discretionary authority with respect to the proposed amendments to the Company’s Long Term Incentive Plan and the Employee Stock Purchase Plan, or with respect to either of the Stockholder Proposals. Therefore, broker non-votes will not affect the outcome of the vote on the proposed plan amendments or either of the Stockholder Proposals. Stockholders holding shares of stock through the Company’s 401(k) Plan with Fidelity will need to vote their shares of stock by one of the methods discussed in this proxy statement in order to have their votes counted.

PROPOSAL I — ELECTION OF DIRECTORS
Nominees For Election As NiSource Directors
      The Company’s board of directors is currently composed of eleven directors, who are divided into three classes. Each class serves for a term of three years, and one class is elected each year. The NiSource board of directors, upon the recommendation of its Corporate Governance Committee, has nominated Steven R. McCracken, Ian M. Rolland, John W. Thompson and Robert C. Skaggs, Jr. for election as directors of the Company, each for a term of three years that will expire in 2008. Each of Ian M. Rolland, and John W. Thompson currently serves as a director of the Company and are up for re-election this year. Each of Steven R. McCracken and Robert C. Skaggs, Jr. is being nominated as a candidate for director for the first time in 2005. Mr. McCracken was initially identified by Russell Reynolds Associates, Inc., a third party search firm engaged by the board of directors for the specific purpose of identifying highly qualified candidates for potential nomination to the board. The board of directors does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the best judgment of the person or persons acting thereunder.
      The following chart gives information about nominees (who have consented to being named in the proxy statement and to serve if elected) and other incumbent directors. The dates shown for service as a director include service as a director of our corporate predecessors NiSource Inc. (incorporated in Indiana) and Northern Indiana Public Service Company.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Nominees For Terms to Expire in 2008
Steven R. McCracken, 52
Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., Toledo, Ohio, a manufacturer of glass containers and plastic packaging. Prior to joining Owens-Illinois in 2004, Mr. McCracken served as President of Invista, the global fibers and related intermediates business subsidiary of E. I. DuPont de Nemours and Company (“DuPont”) from 2003 to 2004, DuPont Group Vice President from 2001 to 2003 and Vice President and General Manager of DuPont Lycra® from 1997 to 2001. Mr. McCracken also is a director of Owens-Illinois, Inc.	—
Ian M. Rolland, 71
Prior to his retirement in 1998, Mr. Rolland served as Chairman and Chief Executive Officer of Lincoln National Corporation, Ft. Wayne, Indiana, a provider of financial products and services. Mr. Rolland also is a director of Bright Horizons Family Solutions and on the board of advisors of CID Partners	1978
Robert C. Skaggs, Jr., 50
President of the Company since October, 2004. Prior thereto Mr. Skaggs served as Executive Vice President, Regulated Revenue from October 2003, as President of Columbia Gas of Ohio, Inc. from February 1997 to October 2003; President of Columbia Gas of Kentucky, Inc. from January 1997 to October 2003; President of Bay State Gas Company and Northern Utilities from November 2000 to October 2003; and President of Columbia Gas of Virginia, Inc. Columbia Gas of Maryland, Inc. and Columbia Gas of Pennsylvania, Inc. from December 2001 to October 2003	—
John W. Thompson, 55
Chairman and Chief Executive Officer of Symantec Corp., Cupertino, California, a provider of software and Internet security technology. Prior to joining Symantec in 1999, Mr. Thompson was General Manager of IBM Americas. Mr. Thompson also is a director of United Parcel Service, Inc. and Seagate Technology	1993

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Directors Whose Terms Expire in 2007
Steven C. Beering, 72
President Emeritus of Purdue University, West Lafayette, Indiana. Dr. Beering was President of Purdue University from 1983 to 2000. Dr. Beering also is a director of American United Life Insurance Company and Eli Lilly and Company	1986
Dennis E. Foster, 64
Prior to his retirement in 2000, Mr. Foster was Vice Chairman of ALLTEL Corporation, Little Rock, Arkansas, a full service telecom and information service provider. Mr. Foster also is a director of ALLTEL Corporation and Yellow Corporation	1999
Richard L. Thompson, 66
Prior to his retirement in 2004, Mr. Thompson was Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is a director of Gardner Denver, Inc. and Vice Chairman of the board of directors of Lennox International, Inc.	2004
Carolyn Y. Woo, 50
Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo also is a director of AON Corporation and Circuit City, Inc.	1998
Directors Whose Terms Expire in 2006
Arthur J. Decio, 74
Chairman of the Board of Skyline Corporation, Elkhart, Indiana, a manufacturer of manufactured housing and recreational vehicles. Mr. Decio has notified the Company that he wishes to resign from the board of directors of the Company. His retirement will be effective at the Annual Meeting	1991
Gary L. Neale, 65
Chairman and Chief Executive Officer of the Company since 1993. Mr. Neale also served as President of the Company from 1993 to November 2004. Mr. Neale also is a director of Modine Manufacturing Company and Chicago Bridge and Iron Company	1991
Robert J. Welsh, 70
Chairman of the Board and Chief Executive Officer of Welsh Holdings, LLC, Merrillville, Indiana, a real estate holding company. Prior to its sale in 2001, Mr. Welsh was Chairman and Chief Executive Officer of Welsh, Inc., Merrillville, Indiana, a marketer of petroleum products through convenience stores and travel centers	1988
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT MESSRS. MCCRACKEN, ROLLAND, JOHN W. THOMPSON AND SKAGGS AS DIRECTORS OF THE COMPANY, EACH TO SERVE FOR A TERM OF THREE YEARS UNTIL 2008.

CORPORATE GOVERNANCE
Director Independence
      For many years, a substantial majority of the Company’s board of directors has been comprised of “independent” directors. In order to assist the board in making its determination of director independence, the board has adopted, as categorical standards of independence, the standards contained in Section 303A.02(b) of the New York Stock Exchange (“NYSE”) Corporate Governance Listing Standards, with the following additional independence standard: a director who is an executive officer or director of a company that receives payments from the Company in an amount which exceeds 1% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold. This additional independence standard is stricter than the corollary standard in the NYSE rules.
      The Company’s existing guidelines for determining director independence are listed in the Company’s Corporate Governance Guidelines, a copy of which can be found on the Company’s website at http://ir.nisource.com.
      The board of directors has affirmatively determined that all of the members of the board (except Messrs. Neale and Adik) are “independent directors” as defined in Section 303A.02(b) of the NYSE Listing Standards and meet the additional standard for independence set by the board.
Executive Sessions of Non-Management Directors
      The non-management members of the board meet in regularly scheduled executive sessions separate from management and have appointed Mr. Ian M. Rolland as lead, or presiding, director to preside at the executive sessions of the non-management directors. The non-management directors intend to meet in such executive sessions at least twice a year. All of the independent members of the board meet regularly as the Corporate Governance Committee.
Communications with the Board and Non-Management Directors
      Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the board of directors may be made to the board of directors generally, any director individually, the non-management directors as a group or the lead director of the non-management group by writing to the following address:

NiSource Inc.
Attention: [Board of Directors]/[Board
Member]/[Non-management Directors]/[Lead Director]
c/o Gary W. Pottorff, Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410

•	The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics Officer at ethics@nisource.com, calling the business ethics program hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Attention: Gary W. Pottorff, Ethics Officer
801 East 86th Avenue
Merrillville, Indiana 46410

Code of Ethics
      The board of directors of the Company has adopted a Code of Ethics (the “Code”) to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to the Code and (v) prompt internal reporting of violations of the Code. The Code satisfies applicable Securities and Exchange Commission and NYSE requirements and applies to all directors, officers (including the Company’s principal executive officer, principal financial officer, and principal accounting officer and controller) and employees of the Company and its subsidiaries. Employees who are not executive officers satisfy their compliance obligations under the Code by complying with the Company’s Business Ethics Program, including its Code of Integrity and accompanying booklet. The Business Ethics Program is not considered a part of the Code for any other purpose. A copy of the Code and the Company’s Business Ethics Program is available on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. The Company intends to disclose any amendments to the Code, and all waivers from the Code for directors and executive officers, by posting such information on its website.
Adoption of Corporate Governance Guidelines
      The board of directors adopted Corporate Governance Guidelines on March 23, 2004. The Corporate Governance Committee is responsible for reviewing and reassessing the Corporate Governance Guidelines periodically and will submit any recommended changes to the board of directors for its approval. A copy of the Corporate Governance Guidelines can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.
Meetings and Committees of the Company’s Board of Directors
      The board of directors of the Company met seven times during 2004. The board has the following six standing committees:

•	Executive,

•	Audit,

•	Corporate Governance,

•	Environmental, Health and Safety,

•	Officer Nomination and Compensation, and

•	Public Affairs and Career Development.
      During 2004, each director attended at least 75% of the combined total number of the Company’s board meetings and the meetings of the committees on which he or she was a member. Pursuant to the Company’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of the Company’s stockholders. All incumbent directors attended the 2004 Annual Meeting of Stockholders.

Executive Committee
      The Executive Committee did not meet in 2004. The Executive Committee has the authority to act on behalf of the board if reasonably necessary when the board is not in session. Mr. Neale was Chairman and Dr. Beering and Messrs. Decio, Rolland and Welsh were members of the Executive Committee in 2004.

Audit Committee
      The Audit Committee met eleven times in 2004. The Audit Committee is responsible for monitoring:

•	the integrity of the Company’s financial statements,

•	the independent auditors’ qualifications and independence,

•	the performance of the Company’s internal audit function and the independent auditors, and

•	the compliance by the Company with legal and regulatory requirements.
      The board of directors adopted a new charter for the Audit Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.
      Mr. Rolland was Chairman and Dr. Woo and Mr. Foster were members of the Audit Committee in 2004, and in May 2004, Mr. Richard Thompson replaced Mr. John Thompson on the committee. The board of directors has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent public accountants, both for 2004 and 2005, and the fees relating to audit services and other services performed by them.
      For more information regarding the Audit Committee please see the Audit Committee Report on page 36.

Corporate Governance Committee
      The Corporate Governance Committee met three times in 2004. The Corporate Governance Committee took over responsibility for the nomination and compensation of directors in 2004 and is responsible for:

•	identifying individuals qualified to become board members, consistent with criteria approved by the board,

•	recommending to the board director nominees for the next annual meeting of the stockholders,

•	developing and recommending to the board a set of corporate governance principles applicable to the Company, and

•	overseeing the evaluation of the board.
      Pursuant to the Corporate Governance Guidelines, the Corporate Governance Committee, with the assistance of the Company’s staff, reviews the amount and composition of director compensation from time to time and makes recommendations to the board of directors when it concludes changes are needed. The Corporate Governance Committee is also responsible for the evaluation of the CEO’s performance. The Corporate Governance Committee reviews and approves the Company’s goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives. The Chair of the Corporate Governance Committee will report the committee’s findings to the Officer Nomination and Compensation Committee, which will use these findings to set CEO compensation.
      The Corporate Governance Committee screens candidates for director and makes its recommendations for director to the board as a whole. Based on the committee’s recommendations, the board as a whole selects the candidates for director. In considering candidates for director, the committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in the Company’s business, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service and other board service. The committee also considers the racial, ethnic and gender diversity of the board. The Corporate Governance Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are effective in working in complex collegial settings, (3) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders, and (4) are willing and able to make the necessary commitment of time and attention required for effective board service. The Corporate Governance Committee also takes into account the candidate’s level of financial literacy. The Corporate Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. The Corporate Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.
      For information on how to nominate a person for election as a director at the 2006 annual meeting please see the discussion under the heading “Stockholder Proposals and Nominations for 2006 Annual Meeting” on page 38.
      The board of directors adopted the current written charter for the Corporate Governance Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. Mr. Rolland was Chairman and Drs. Beering and Woo and Messrs. Decio, Foster, J. Thompson, R. Thompson, Roger A. Young and Welsh were members of the Corporate Governance Committee in 2004. The board of directors has determined that all of the members of the Corporate Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth by the board.

Environmental, Health and Safety Committee
      The Environmental, Health and Safety Committee met twice during 2004. This committee reviews the status of environmental compliance of the Company and considers environmental public policy issues as well as health and safety issues affecting the Company. The Company adopted a charter for this committee in 2001. Mr. Welsh was Chairman and Messrs. Adik, Decio, R. Thompson and Young were members of the Environmental, Health and Safety Committee in 2004.

Officer Nomination and Compensation Committee
      The Officer Nomination and Compensation Committee met five times in 2004. The board of directors adopted the current written charter for the Officer Nomination and Compensation Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. Pursuant to this new charter, this committee advises the board with respect to nomination, evaluation, compensation and benefits of the Company’s executives. In that regard, the committee:

•	approves the CEO’s compensation level based on the Corporate Governance Committee’s report on its evaluation of the CEO’s performance;

•	considers (1) the Company’s performance and relative stockholder return, (2) the value of similar incentive awards to CEOs at comparable companies, and (3) the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

•	makes recommendations to the Board with respect to (1) compensation of executive officers of the Company and (2) incentive-compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	recommends Company officer candidates for election by the Board;

•	oversees the evaluation of management; and

•	produces the Officer Nomination and Compensation Committee Report on Executive Compensation included in this proxy statement.

      The Officer Nomination and Compensation Committee is composed of four directors, all of whom are (i) independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines, (ii) “non-employee directors” as defined under the Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code. Dr. Beering was Chairman and Messrs. Decio, J. Thompson and Welsh were members of the Officer Nomination and Compensation Committee during 2004.

Public Affairs and Career Development Committee
      The Public Affairs and Career Development Committee met twice in 2004. This committee reviews the activities of the Company with regard to charitable and other contributions, employment policies, and stockholder proposals concerning matters relating to the Company’s responsibilities as a corporate citizen. Mr. John Thompson was Chairman and Drs. Beering and Woo and Messrs. Foster and Rolland were members of the Public Affairs and Career Development Committee in 2004.
Compensation of the Company’s Directors
      The Company pays each director who is not receiving a salary from the Company $30,000 for each year, $3,000 annually for each standing committee on which the director sits, $1,000 annually for each chairmanship of the Executive, the Environmental, Health and Safety, and the Public Affairs and Career Development Committees, $10,000 annually for each chairmanship of the Audit, the Corporate Governance and the Officer Nomination and Compensation Committees, $1,200 for each board meeting attended and $750 per committee meeting attended. Each nonemployee director shall also receive, as part of his or her annual retainer, an annual award of restricted shares of common stock or restricted stock units, or a combination thereof, equal to $20,000 to be granted in four equal installments on the last business day of each calendar quarter. The number of restricted shares of common stock or restricted stock units, as applicable, constituting such quarterly grant shall be determined by dividing $5,000 by the average of the high and low price of the Company’s common stock on the last business day of the relevant quarter.
      The Company’s Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director currently serving on the board who was originally elected or appointed to the board prior to December 31, 2001, who has completed at least five years of service on the board and who did not elect to opt out of the plan during 2002. Directors who are first elected or appointed to the board after 2001 are not eligible to participate in the Retirement Plan. The benefit under the Retirement Plan is a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director’s retirement from the board and will be paid for 120 months, or the number of full months of service the individual served as a nonemployee director of the Company, whichever is less. Directors first elected prior to 2001 who elected to opt out of the Retirement Plan in 2002 received, under the Company’s Nonemployee Director Stock Incentive Plan, restricted stock units of comparable value to the present value of the retirement benefit such director had earned under the Retirement Plan through June 30, 2002. Directors who elected to opt out of the Retirement Plan and directors first elected after 2001 will not receive a retirement benefit under the Retirement Plan, but instead may receive, at the discretion of the Corporate Governance Committee, additional restricted shares of common stock and/or restricted stock unit grants under the Company’s Nonemployee Director Stock Incentive Plan, as amended and restated effective January 1, 2004, to ensure that the retirement benefit, together with other compensation paid to the nonemployee director, delivers a competitive compensation package. In 2004, Mr. Foster, who opted out of the Company’s Retirement Plan, and Mr. Richard L. Thompson, who was newly elected to the board, each received a grant of restricted stock units having a value of $23,274, representing $7,749 per year for each of the next three years, in lieu of a retirement benefit under the Nonemployee Director Stock Incentive Plan.
      In addition, upon election, re-election or appointment to the board, each nonemployee director shall receive an award of restricted shares of common stock or restricted stock units equal to $30,000 for each year of the term for which such director has been elected, re-elected or appointed. The number of restricted shares of common stock or restricted stock units, or a combination thereof, as applicable, shall be determined by dividing the amount of the grant by the average of the high and low price of the Company’s common stock on the date of such election, re-election or appointment. In 2004, under the Company’s Nonemployee Director Stock Incentive Plan, each of Dr. Woo and Messrs. Beering, Foster and Richard L. Thompson received a grant of restricted stock units with a value of $90,000, representing $30,000 per year for each of the next three years.
      The grants of both the restricted shares of common stock and the restricted stock units under the Company’s Nonemployee Director Stock Incentive Plan vest in 20% annual increments, with all of a director’s stock and units vesting five years after the date of award. However, the grants vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. With respect to restricted stock, dividends are paid to holders in cash on the date dividends are actually paid to stockholders of the Company. With respect to restricted stock units, additional restricted stock units are credited to each nonemployee director with respect to the units included in his or her account from time to time to reflect dividends paid to stockholders of the Company with respect to common stock. The units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock.
      The board may designate that a scheduled award will consist of nonqualified stock options to purchase shares of the Company’s common stock rather than shares of restricted stock or restricted stock units; if so, then, in lieu of such shares of restricted stock or restricted stock units, each nonemployee director shall be granted a nonqualified option with a market value on the date of any such grant equal to the dollar value of the grant otherwise scheduled to be made to such nonemployee director on such date. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company.
      The Company has adopted a Directors’ Charitable Gift Program for nonemployee directors who were not previously employees of the Company. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 for each nonemployee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each nonemployee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director’s private foundation is not eligible to receive donations under the program. All current nonemployee directors who were not previously employees of the Company are eligible to participate in the program.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc.	21,759,987	8.2	(1)
100 East Pratt Street Baltimore, Maryland 21202
Barclays Global Investors, NA	15,127,758	5.74	(2)
45 Fremont Street San Francisco, California 94105
Capital Research & Management Company	15,089,310	5.7	(3)
333 South Hope Street, 55th Floor Los Angeles, California 90071

(1)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of T. Rowe Price Associates, Inc. on February 14, 2005. These securities are owned by various individual investors which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investment and/or sole power to vote securities. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(2)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Capital Securities Limited, Palomino Limited, and other affiliated entities on February 14, 2005.

(3)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Capital Research & Management Company on February 14, 2005.

      The following table contains information about the beneficial ownership of the Company’s common stock as of March 1, 2005, for each of the directors, nominees and named executive officers, and for all directors and executive officers as a group.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)

Stephen P. Adik	595,944
Steven C. Beering	11,691
Arthur J. Decio	13,100
Dennis E. Foster	13,017
Steven R. McCracken	0
Samuel W. Miller, Jr.	132,197
Gary L. Neale	2,256,129
Michael W. O’Donnell	261,416
Ian M. Rolland(3)	26,777
Robert C. Skaggs, Jr.	161,069
John W. Thompson	16,156
Richard L. Thompson	0
Robert J. Welsh	16,600
Carolyn Y. Woo	4,000
Roger A. Young	34,831
S. LaNette Zimmerman	185,024
All directors and executive officers as a group	4,221,244

(1)	The number of shares owned includes shares held in the Company’s Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company’s Retirement Savings Plan (the “401(k)”), Employee Stock Purchase Plan and restricted shares awarded under the Company’s 1994 Long-Term Incentive Plan (the “Incentive Plan”) and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of common stock owned by all directors and executive officers as a group is approximately 1.5 percent of the common stock outstanding as of March 1, 2005.

(2)	The totals include shares for which the following individuals have a right to acquire beneficial ownership, within 60 days after March 1, 2005, by exercising stock options granted under the Incentive Plan: Gary L. Neale — 1,570,950 shares; Stephen P. Adik — 420,643 shares; Samuel W. Miller, Jr. 48,883 shares; Michael W. O’Donnell — 198,438 shares; Robert C. Skaggs, Jr. — 110,050; S. LaNette Zimmerman — 133,811 shares; and all executive officers as a group — 2,786,122 shares.

(3)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

EXECUTIVE COMPENSATION
Officer Nomination and Compensation Committee Report on Executive Compensation
      The Officer Nominating and Compensation Committee’s compensation policy is designed to relate total compensation (base salary, annual incentives and long-term stock-based compensation) to corporate performance, while remaining competitive with the compensation practices of competitors in the energy industry and, to a lesser extent, general industry. This policy applies to all of the Named Officers, including the Chief Executive Officer, as of December 31, 2004. The Committee discusses and considers executive compensation matters, then makes recommendations to the full board of directors, which takes the final action on these matters. The board accepted all of the Committee’s recommendations in 2004. All decisions involving Chief Executive Officer compensation are made by the Committee based on the Corporate Governance Committee’s report on its evaluation of the Chief Executive Officer’s performance.
      The Committee has engaged Hewitt Associates, an independent compensation consulting firm, to advise it and provide surveys of comparative compensation practices for (1) a group of energy-oriented companies, including gas, electric or combination utility companies, diversified energy companies and companies with gas marketing, transmission and distribution operations and energy services operations, and (2) a diversified group of companies representing general industry. The 2004 executive compensation comparative groups consisted of 35 and 36 companies, respectively, from which data was available to Hewitt and which the Committee believed to be competitors of the Company for executive talent. The comparative compensation groups include most, but not all, of the companies that make up the Dow Jones Utilities Index used in the Stock Price Performance Graph and consist of a larger number of companies than contained in the index. The Committee may change the companies contained within the comparative compensation groups in future years if information about any company included in a group is not available, any companies included in a group are no longer competitors for executive talent, or if the Committee determines that different energy or other types of companies are competitors of the Company. For 2005 compensation, the energy industry comparative group was amended to replace previously included, diversified energy companies with companies whose businesses are more reflective of the Company’s current business profile and strategy as a regulated utility that generates its operating income form the sale, distribution, transportation and storage of natural gas and the generation, transmission and distribution of electricity.
      The Committee considers the surveys and advice provided by Hewitt in determining each executive’s base salary, annual incentives and long-term stock-based compensation. The Committee’s philosophy is to set base salaries and performance-based annual incentives between the 50th and 75th percentile of the energy and general industry comparative groups. The annual cash-based compensation is supplemented with restricted or contingent stock awards and option grants under the Long-Term Incentive Plan, again between the 50th and 75th percentile of the comparative groups, to emphasize long-term stock price appreciation and the concomitant increased stockholder value. The mix of compensation allows an executive’s annual total compensation to fluctuate according to the Company’s financial performance and value delivered to stockholders. In 2004, the target for total compensation of the executive officers was set between the 50th and the 75th percentile of the relevant comparative compensation groups.
      In establishing Mr. Neale’s base salary for 2004, the Committee reviewed information provided by Hewitt regarding chief executive officer compensation practices of comparable utility and energy companies and general industry. The Committee determined that Mr. Neale’s base salary would be set between the 50th and 75th percentile of salaries in the comparative group, giving regard to Mr. Neale’s proven abilities and strong performance with the Company since joining it as Executive Vice President and Chief Operating Officer in 1989. As with the other executives, Mr. Neale’s annual incentive under the NiSource Corporate Incentive Plan was based on the Company’s performance against financial performance targets established by the Committee. The target for Mr. Neale’s total compensation was set between the 50th and the 75th percentile of the relevant comparative compensation groups, dependent on the Company’s financial performance. As part of his total compensation package, Mr. Neale also received stock options and contingent stock in 2004 under the Company’s Long-Term Incentive Plan.

      Because the value of the options and contingent stock is a function of the price growth of the Company’s stock, the amount Mr. Neale would realize from his options and contingent stock is directly related to increases in stockholder value.
      The Committee determines annual incentive targets for all executive officers in accordance with the NiSource Corporate Incentive Plan. Annual incentives awarded to each of the Named Officers (including the Chief Executive Officer) are based on overall corporate performance, and to a lesser extent individual performance of the executive. The NiSource Corporate Incentive Plan establishes a trigger amount of financial performance (below which no annual incentive is paid) and a maximum level (above which no additional annual incentive is paid). Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee’s eligible earnings may be made to an employee’s account in the Company’s Retirement Savings Plan on behalf of all eligible employees, including the executive officers, based on the identical overall corporate financial performance measure.
      In 2004, the trigger was based on basic earnings per share from continuing operations (after accounting for the cost of the incentive plan). The range of awards and levels of awards (as a percent of base salary), if the financial performance trigger was achieved, were as follows:

	Incentive at	Incentive at
	Trigger	Maximum

Chief Executive Officer	40.0%	120.0%
President and Executive Vice President, Chief Operating Officer	35.0%	105.0%
Other Executive Vice Presidents and Senior Vice Presidents	32.5%	97.5%
Other Vice Presidents	20.0% to 25.0%	60.0% to 75.0%
      For 2004, the Company did not achieve the trigger amount of basic earnings per share from continuing operations necessary to result in payments under the NiSource Corporate Incentive Plan, although basic earnings per share from net income did reach the expected amount. In light of these circumstances, the Committee approved payment of a bonus to the Company’s employees and to the executive officers at the minimum amount of each participant’s incentive range. The bonus payments were made in February and March 2005. No profit sharing contributions were made to the Company’s Retirement Savings Plan accounts.
      Under the Long-Term Incentive Plan, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, and contingent stock awards. The Committee considers base salaries of the executive officers, prior awards under the Long-Term Incentive Plan, and the Company’s total compensation target in establishing long-term incentive awards. For purposes of determining the number of options and/or shares to be granted to reach total target compensation, options granted to executive officers are valued, at the time of the grant, using the Black-Scholes option pricing model, and restricted stock awards and contingent stock awards granted to executive officers are valued using Hewitt’s present value pricing model. In 2004, stock options and restricted or contingent stock were awarded to each of the Named Officers, and the number of awards of options and restricted or contingent stock granted to each Named Officer was based on the aforementioned considerations. The actual compensation value of stock options and the restricted and contingent shares will depend on actual stock price appreciation and total stockholder return.
      The Committee’s compensation policy is designed to ensure that the executives’ total compensation packages align with and support the Company’s business objectives while also aligning the interests of the executive officers with the interests of its stockholders. In that regard, the Committee believes that compensation packages should emphasize long-term growth and stability, while continuing to provide shorter-term incentives. As such, the Company’s long-term stock-based compensation is more focused on grants of restricted stock and contingent stock, with longer vesting and holding periods as compared with stock options.
      The target ratio of the value of the contingent or restricted stock awards to option grants for 2004 was approximately 75% to 25%. For 2005 compensation, the Company temporarily varied from the previously mentioned target ratio by providing long-term incentive award value only in the form of stock options that vested immediately and require a minimum one-year holding period prior to exercise. The value of the stock options was determined at approximately 60% of the value that would otherwise have been awarded through a combination of stock options and restricted or contingent stock.
      In 2004, grants of restricted and contingent stock under the Long Term Incentive Plan were made pursuant to a Time Accelerated Restricted Stock Award Program (“TARSAP”). Generally under the plan, restrictions with respect to the TARSAP awards lapse six years from the date of the grant: however, if at the end of a three year performance cycle the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards would lapse on the third anniversary of the grants. The six-year lapse period on awards of contingent stock is reduced on a pro rata basis for an executive if he or she terminates employment, without cause, on or after attaining age 55 with ten years of service, or if he or she dies or becomes disabled to a minimum of three years to the extent that the end of the six-year period would extend beyond age 62. Due to the age-related restrictions within the TARSAP, the restrictions on the 2004 awards for Messrs. Neale and O’Donnell and Ms. Zimmerman would lapse over a period of three years in the event of retirement, disability or death. In the event of a change in control, all restrictions on the awards immediately lapse five business days after the event.
      The TARSAP provides a compensation component that encourages stable, long-term growth and aligns the interests of the executives with that of the stockholders. For the three-year performance cycle commencing on January 1, 2004, the peer-group-relative performance target was based on a total stockholder return ranking within the 60th percentile and the absolute target was set at an annualized compound total stockholder return of at least 12%. The peer group for the grants to date under the TARSAP is the same as the energy-oriented comparative group used for measuring overall annual compensation.
      Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the other Named Officers, other than compensation meeting the definition of “performance based compensation,” will not be deductible by a corporation for federal income tax purposes. Because the portion of total compensation that constitutes stock options is performance-based and certain executives have agreed to limitations on the amount of other types of grants under the Long-Term Incentive Plan which can vest in any year, the Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2004. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations.
      The Committee believes that its overall executive compensation program has been successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging the executive officers to strive toward the creation additional stockholder value.

Officer Nomination and Compensation Committee
Steven C. Beering, Chairman
Arthur J. Decio
John W. Thompson
Robert J. Welsh
March 14, 2005

STOCK PRICE PERFORMANCE GRAPH
      The following graph compares the yearly change in the Company’s cumulative total stockholder return on common stock (for both the Company and its corporate predecessor NiSource Inc. (incorporated in Indiana)) from 1999 through 2004, with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Dow Jones Utilities Average, assuming the investment of $100 on December 31, 1999 and the reinvestment of dividends.

	1999	2000	2001	2002	2003	2004

NiSource	100.00	181.50	142.17	130.78	151.94	164.84
S & P 500	100.00	90.91	80.11	62.41	80.31	89.05
DJ Utilities	100.00	150.46	111.20	85.54	110.57	143.87

Compensation Of Executive Officers
      Summary. The following table summarizes compensation for services to NiSource and its subsidiaries for the years 2004, 2003 and 2002 awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers as of December 31, 2004 (collectively these individuals constitute the “Named Officers”).
Summary Compensation Table

		Annual Compensation(1)			Long-Term Compensation

					Awards			Payouts

							Securities	Long-Term
					Restricted		Underlying	Incentive
				Other Annual	Stock		Options/	Plan	All Other
		Salary	Bonus	Compensation	Award(s)		SARS	Payouts	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)		(#)	($)(5)	($)(6)

Gary L. Neale,	2004	950,000	380,000	6,156	5,207,849		353,352	2,084,462	8,628
Chairman and Chief	2003	950,000	436,050	62,620	4,586,120		373,157	0	9,950
Executive Officer	2002	950,000	361,000	105,943	—		194,064	0	18,827
Robert C. Skaggs, Jr.(7)	2004	425,000	148,750	385	720,463		48,883	201,152	28,890
President	2003	325,000	111,800	0	335,360		27,287	0	18,000
	2002	310,000	105,000	0	0		18,550	0	16,525
Samuel W. Miller, Jr.	2004	500,000	175,000	0	720,463		48,883	0	12,350
Executive Vice President and	2003	500,000	200,500	29	815,720		66,372	0	2,600
Chief Operating Officer	2002	166,666	166,550	466	204,387	(8)	0	0	0
Michael W. O’Donnell	2004	400,000	130,000	593	1,018,926		69,135	638,867	27,805
Executive Vice President and	2003	400,000	149,200	0	897,300		73,009	384,694	26,080
Chief Financial Officer	2002	400,000	123,500	12,183	—		25,472	492,339	24,000
S. LaNette Zimmerman	2004	325,000	105,624	0	641,211		43,506	775,168	16,315
Executive Vice President,	2003	325,000	121,225	0	565,340		46,000	465,475	16,315
Human Resources and	2002	304,166	98,000	2,583	—		20,047	582,776	1,221
Communications

(1)	Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2)	All bonuses are paid pursuant to the NiSource Corporate Incentive Plan. For further discussion of the bonuses paid for 2004 please refer to the Officer Nomination and Compensation Committee Report on Executive Compensation.

(3)	The 2003 amount for Mr. Neale includes $10,462 for financial advisory services, $14,159 for fair market value gain resulting from the purchase of a company vehicle and $9,479 for taxes paid by the Company as a result of such gain. The 2002 amount shown for Mr. Neale includes $73,076 paid to Mr. Neale to buy back unused vacation days.

(4)	Represents restricted and contingent stock awarded under the Company’s Time Accelerated Restricted Stock Award Program (“TARSAP”). The amounts shown for 2003 and 2004 are based on the closing sale price of the Company’s common stock on December 31, 2003 and December 31, 2004, respectively, as reported on the New York Stock Exchange Composite Transactions Tape. Vesting of restricted stock under the Long Term Incentive Plan in prior years were performance based and are shown under the Long-Term Incentive Plan Payouts column. See Note 5 below. As of December 31, 2004, the total shares outstanding under the TARSAP (including those shares held by the Named Officers) was 1,251,844 with an aggregate value of $28,517,006, based on the Company’s closing market price on such date ($22.78). For more information regarding the restricted and contingent stock awards under the TARSAP please see the Long-Term Incentive Plan Table and its accompanying footnotes on page 19.

(5)	The payouts shown are based on the value, at date of vesting, of restricted stock awarded under the Long-Term Incentive Plan which vested during the years shown. Total shares of restricted stock and contingent stock held (assuming 100% vesting) and aggregate market value at December 31, 2004 (based on the closing sale price of the common stock on that date as reported on the New York Stock Exchange Composite Transactions Tape) for the Named Officers were as follows: Mr. Neale, 1,016,671 shares valued at $23,159,765; Mr. Miller, 82,669 shares valued at $1,883,200; Mr. Skaggs, 59,596 shares valued at $1,357,597; Mr. O’Donnell, 108,206 shares valued at $2,464,933; and Ms. Zimmerman, 71,063 shares valued at $1,618,815. Dividends on the restricted and contingent stock are paid in cash to the Named Officers.

(6)	“All Other Compensation” represents Company contributions to the 401(k) Plan of $6,094 for Mr. Neale, $15,690 for Mr. Skaggs, $12,350 for Mr. Miller, $16,080 for Mr. O’Donnell, and $16,315 for Ms. Zimmerman. The amount shown for Mr. Neale also includes $2,534 term insurance costs for 2004. The amount shown for 2004 for Messrs. Skaggs and O’Donnell also includes $13,200 and $11,725, respectively, paid to the Savings Restoration Plan for NiSource Inc. and Affiliates.

(7)	Mr. Skaggs became President of the Company on October 26, 2004. The amounts shown include compensation received by Mr. Skaggs as the Company’s Executive Vice President, Regulated Revenue.

(8)	The amount shown represents a grant of restricted stock made to Mr. Miller in connection with the commencement of his employment with the Company. The amount shown is based on the closing sale price of the Company’s common stock on September 1, 2002, as reported on the New York Stock Exchange Composite Transactions Tape.

      Option Grants in 2004. The following table sets forth information concerning the grants of options to purchase common stock made during 2004 to the Named Officers. No stock appreciation rights were awarded during 2004.
Option/ SAR Grants in Last Fiscal Year
Individual Grants

	Number of	Percent of Total
	Securities	Options/SARS	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options/SARS	Employees in	Price	Expiration	Present
Name	Granted (#)(1)	Fiscal Year (2)	($/sh)(3)	Date	Value ($)(4)

Gary L. Neale	353,352	16.3	21.86	12/31/13	1,667,821
Robert C. Skaggs, Jr.	48,883	2.25	21.86	12/31/13	230,727
Samuel W. Miller, Jr.	48,883	2.25	21.86	12/31/13	230,727
Michael W. O’Donnell	69,135	3.19	21.86	12/31/13	326,317
S. LaNette Zimmerman	43,506	2.01	21.86	12/31/13	205,348

(1)	All options granted in 2004 are fully exercisable commencing one year from the date of grant. Vesting may be accelerated as a result of certain events relating to a change in control of the Company. The exercise price may be paid by delivery of already owned shares of common stock and any tax withholding obligations related to exercise may be paid by delivery of already owned shares of common stock or by reducing the number of shares of common stock received on exercise, subject to certain conditions.

(2)	Based on an aggregate of 2,168,200 options granted to all employees in 2004.

(3)	The options were granted on January 1, 2004 at the average of high and low sale prices of the common stock on December 31, 2004 as reported on the New York Stock Exchange Composite Transactions Tape.

(4)	Grant date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for the January 1, 2004 grants (expiring December 31, 2013) were as follows: expected volatility — (30%) (estimated stock price volatility for the term of the grant); risk-free rate of return — (4.15%) (the rate for a ten-year U.S. treasury); discount for risk of forfeiture — (10%;) estimated annual dividend — ($0.92;) expected option term — ten years; and vesting — 100% one year after date of grant. No assumption was made relating to non-transferability. Actual gains, if any, on option exercises and common shares are dependent on the future performance of the common stock and overall market condition. The amounts reflected in this table may not be achieved.

      Option Exercises in 2004. The following table sets forth certain information concerning the exercise of options or stock appreciation rights during 2004 by each of the Named Officers and the number and value of unexercised options and stock appreciation rights at December 31, 2004.
Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SARS at		Options/SARS at Fiscal
	Acquired on	Value	Fiscal Year-End (#)		Year-End ($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary L. Neale	50,000	321,245	1,217,598	353,352	2,516,947	287,982
Robert C. Skaggs, Jr.	0	0	61,167	48,883	108,337	39,840
Samuel W. Miller, Jr.	66,372	130,753	0	48,883	0	39,840
Michael W. O’Donnell	0	0	129,303	69,135	258,453	56,345
S. LaNette Zimmerman	0	0	90,305	43,506	170,921	35,458

(1)	Represents the difference between the option exercise price and $22.675, the average of high and low sale prices of the common shares on December 31, 2004, as reported on the New York Stock Exchange Composite Transactions Tape.
      Long-Term Incentive Plan Awards in 2004. The following table sets forth information concerning the shares of restricted stock and shares of contingent stock awarded pursuant to the Long-Term Incentive Plan during 2004 to each of the Named Officers.

	Number of	Performance
	Shares,	or Other	Estimated Future Payouts Under
	Units or	Period Until	Non-Stock Price-Based Plans(3)
	Other	Maturation
Name	Rights (#)	or Payout	Threshold (#)	Target (#)	Maximum(#)

Gary L. Neale(1)	228,615	3/6 years	228,615	228,615	228,615
Robert C. Skaggs, Jr.(1)	31,627	3/6 years	31,627	31,627	31,627
Samuel W. Miller, Jr.(2)	31,627	3/6 years	31,627	31,627	31,627
Michael W. O’Donnell(1)	44,729	3/6 years	44,729	44,729	44,729
S. LaNette Zimmerman(1)	28,148	3/6 years	28,148	28,148	28,148

(1)	The awards for Messrs. Neale, Skaggs and O’Donnell and Ms. Zimmerman reflected above consist of grants of contingent stock under the Long Term Incentive Plan which were made on January 1, 2004, pursuant to the Company’s Time Accelerated Restricted Stock Award Program (“TARSAP”). Restrictions with respect to the TARSAP awards lapse six years from the date of the grant: however, if at the end of a three year performance cycle the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on the third anniversary of the grants. The six-year lapse period is reduced on a pro rata basis for an executive if he or she terminates employment, without cause, on or after attaining age 55 with ten years of service or if he or she dies or becomes disabled to the extent that the end of the six-year period would extend beyond age 62, to a minimum of three years. Due to the age-related restrictions within the TARSAP, the 2004 awards for Messrs. Neale and O’Donnell and Ms. Zimmerman will lapse over a period of three years in the event of retirement, disability or death. In the event of a change in control, all restrictions on the awards immediately lapse five business days after the event.

(2)	The award for Mr. Miller reflected above consists of a grant of restricted stock under the TARSAP. Restrictions with respect to the award will lapse on December 31, 2009; however, if at the end of the three year performance cycle (that began on January 1, 2004 and will end on December 31, 2006) the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the award will lapse on December 31, 2006. Upon the death or disability of the grantee, the grantee will receive a distribution of the restricted stock awarded on a pro rata basis based on a quarterly distribution schedule contained in the restricted stock agreement between the Company and each grantee with respect to each grant.

(3)	In the case of each of the other Named Officers, the restrictions with respect to both the restricted stock awards and the contingent stock awards will lapse and the Named Officer will be entitled to the underlying stock only to the extent that the value of shares for which the restrictions lapse in any calendar year, when added to other non-performance based compensation for that year, does not exceed $999,999.

Pension Plan and Supplemental Executive Retirement Plan
      The following table shows estimated annual benefits, giving effect to the Company’s Pension Plan and Supplemental Executive Retirement Plan, payable upon retirement to persons in the specified remuneration and years-of-service classifications.
Pension Plan Table

	Years of Service

Remuneration	15	20	25	30	35

$ 300,000	$118,944	$158,592	$166,092	$173,592	$173,592
400,000	163,944	218,592	228,592	238,592	238,592
500,000	209,944	278,592	291,092	303,592	303,592
600,000	253,944	338,592	353,592	368,592	368,592
700,000	298,944	398,592	416,092	433,592	433,592
800,000	343,944	458,592	478,592	498,592	498,592
900,000	388,944	518,592	541,092	563,592	563,592
1,000,000	433,944	578,592	603,592	628,592	628,592
1,100,000	478,944	638,592	666,092	693,592	693,592
1,200,000	523,944	698,592	728.592	758,592	758,592
1,300,000	568,944	758,592	791,092	823,592	823,592
1,400,000	613,944	818,592	855,592	888,592	888,592
1,500,000	658,944	878,592	916,092	953,592	953,592
1,600,000	703,944	938,592	978,592	1,018,592	1,018,592
1,700,000	748,944	998,592	1,041,092	1,083,592	1,083,592
1,800,000	793,944	1,058,592	1,103,592	1,148,592	1,148,592
1,900,000	838,944	1,118,592	1,166,092	1,213,592	1,213,592
2,000,000	883,944	1,178,592	1,228,592	1,278,592	1,278,592
      The credited years of service for each of the Named Officers, pursuant to the Pension Plan and Supplemental Executive Retirement Plan, are as follows: Gary L. Neale — 31 years; Samuel W. Miller, Jr. — 2 years; Michael W. O’Donnell — 30 years; Robert C. Skaggs, Jr. — 24 years; and S. LaNette Zimmerman — 24 years.
      Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company’s pension plan, originally effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Company, trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in overall actuarial solvency of the trust fund. The pension plan of the Company has been determined by the Internal Revenue Service to be qualified under Section 401 of the Internal Revenue Code.
      The pension plan was amended and restated effective July 1, 2002 to add a “cash balance feature.” Participants in the plan as of December 31, 2001 were entitled to elect to remain in the “final average pay feature” of the plan or to begin participating in the new cash balance feature. Participants hired on and after January 1, 2002 automatically participate in the cash balance feature. A participant in the cash balance feature will have a benefit consisting of his or her opening account balance (his or her accrued benefit under the final average pay feature of the plan as of December 31, 2001, if any) plus annual pay and interest credits to his or her cash balance account. Pay credits equal a percentage of compensation based on the participant’s combined age and service. Interest is credited to his or her account based on the interest rate on 30-year treasury securities, as determined by the Internal Revenue Service, for the September immediately preceding the first day of each year, but not less than 4%. Upon retirement, termination of employment or death, the participant or his or her beneficiary will receive a benefit that is the equivalent of his or her cash balance account balance. Participants and beneficiaries are entitled to elect to receive payment of this benefit pursuant to various alternatives including a lump sum option.
      Pension benefits are determined separately under the final average pay portion of the plan for each participant. The formula for a monthly payment for retirement at age 65 is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee’s last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings (up to a limit set forth in the Internal Revenue Code and adjusted periodically) plus any salary reduction contributions made under the Company’s 401(k) plan, minus any portion of a bonus in excess of 50% of base pay and any amounts paid for unused vacation time and vacation days carried forward from prior years. The benefits listed in the Pension Plan table are not subject to any deduction for Social Security or other offset amounts.
      The Company also has a Supplemental Executive Retirement Plan which applies to those officers and other employees selected by the board of directors to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company.
      For each officer and employee who first participated in the Supplemental Executive Retirement Plan prior to January 23, 2004, the Supplemental Executive Retirement Plan provides a retirement benefit at age 65 of the greater of (i) 60% of five-year average pay (prorated for less than 20 years of service) and an additional 0.5% of 5-year average pay per year for participants with between 20 and 30 years of service, less Primary Social Security Benefits or (ii) the benefit formula under the Company’s Pension Plan. In either case, the benefit is reduced by the actual pension payable from the Company’s Pension Plan and benefits earned under the Pension Restoration Plan for NiSource Inc. and Affiliates. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant.
      For each officer and employee who first participates in the Supplemental Executive Retirement Plan on and after January 23, 2004, the Supplemental Executive Retirement Plan provides a credit into a notional account as of the last day of each year beginning on or after January 1, 2004 equal to five percent of the officer or employee’s compensation. Interest will be credited to the account until distribution upon termination of employment after five or more years of service with the Company and its affiliates. In addition, the Officer Nomination and Compensation Committee, subject to approval of the Board of the Company, may authorize supplemental credits to an officer or employee’s account in such amounts and at such times, and subject to such specific terms and provisions, as authorized by the Committee.
      Mr. O’Donnell and Mr. Skaggs continue to participate in the Retirement Plan of Columbia Energy Group Companies, a subsidiary of the Company. Mr. O’Donnell has 30 credited years of service and Mr. Skaggs has 24 credited years of service under this plan. The formula for a retiree’s monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the average Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the average Social Security wage base times years of service up to 30, plus (iii) .5% of the retiree’s final average compensation times years of service between 30 and 40. As of January 1, 2004, Mr. O’Donnell participates in the Supplemental Executive Retirement Plan, described above, based on his service and compensation with the Company and its affiliates from and after November 1, 2000.
      Effective January 1, 2004, the Company assumed sponsorship of the Pension Restoration Plan for Columbia Energy Group, renamed the plan the “Pension Restoration Plan for NiSource Inc. and Affiliates,” and broadened the plan to include all employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the Retirement Plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit received under the Retirement Plan. Messrs. Neale and Miller and Ms. Zimmerman became participants in the Pension Restoration Plan effective January 1, 2004. Messrs. O’Donnell and Skaggs were participants in the Pension Restoration Plan prior to 2004. Benefits earned under the Pension Restoration Plan are used to offset amounts earned under the Supplemental Executive Retirement Plan.
      Effective January 1, 2004, the Company assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the plan the “Savings Restoration Plan for NiSource Inc. and Affiliates,” and broadened the plan to include all key management employees of the Company and its affiliates. The revised Savings Restoration Plan provides for a supplemental benefit equal to the difference between (i) the benefit an employee would have received under the NiSource Inc. Retirement Savings Plan had such benefit not been limited by sections 415 and 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Savings Plan. Messrs. Neale and Miller and Ms. Zimmerman became eligible to participate in the Savings Restoration Plan effective January 1, 2004. Messrs. O’Donnell and Skaggs were participants in the Savings Restoration Plan prior to 2004.
      On July 15, 2002, the Company entered into an agreement with Ms. Zimmerman which provides for an additional retirement benefit in the event Ms. Zimmerman’s employment with the Company terminates for reasons other than her involuntary termination for good cause. In such event, Ms. Zimmerman’s monthly retirement benefit under the Supplemental Executive Retirement Plan will be computed upon the assumption that her first day of service was January 1, 1981 and will be reduced by the amount of her retirement benefit that she receives under the pension plan of her previous employer. On December 3, 1996, the Company’s board of directors set March 3, 1974 as Mr. Neale’s first day of service for purposes of credit under the Executive Supplemental Retirement Plan.
Change in Control and Termination Agreements
      The Company has entered into Change in Control and Termination Agreements with Mr. Neale and the other Named Officers. The Company believes that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. The agreements can be terminated on three years’ notice and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Each of these agreements also provides for payment of these benefits if the executive voluntarily terminates employment for any reason during a specified one-month period within 24 months following a change in control or, in the case of Mr. Neale, at any time during this 24 month period. No amounts will be payable under the agreements if the executive’s employment is terminated by the Company for good cause (as defined in the agreements).

      The agreements provide for the payment of two or three times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The executive would also receive benefits from the Company that would otherwise be earned during the applicable two or three-year period following the executive’s termination under the Company’s Supplemental Executive Retirement Plan and qualified retirement plans. The Company will increase the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute penalty tax imposed on the payment of amounts under the contracts.
      During the applicable two or three-year period following the executive’s termination, the executive and his or her spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company. If the executive dies during such two or three-year period following the executive’s termination, all amounts payable to the executive will be paid to a named beneficiary.
      The agreement with Mr. Neale provides for the same severance payments as described above in the event his employment is terminated at any time by the Company (other than for good cause) or due to death or disability, or if he voluntarily terminates employment with good reason (as defined in the agreement), even in the absence of a change in control.
      In the event of a change in control, all stock options, restricted stock awards and contingent stock awards which have been granted to each of the Named Officers (including the Chief Executive Officer) under the Company’s Long-term Incentive Plan will immediately vest.
Certain Relationships and Related Transactions
      Peter V. Fazio, Jr., an executive officer of the Company, is a partner in Schiff Hardin LLP, a law firm. The Company pays Schiff Hardin LLP a retainer fee of $60,000 per month for Mr. Fazio’s services as Executive Vice President and General Counsel of the Company. Unlike other executive officers, Mr. Fazio is not an employee of the Company, and he is not eligible to participate in or receive awards under any of the Company’s bonus, long-term incentive, pension, health insurance or other benefit plans.
PROPOSAL II — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
      The Audit Committee of the board of directors appointed Deloitte & Touche LLP, Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601, as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2005, and the board of directors approved the appointment. A representative of Deloitte & Touche LLP will be present at the meeting, will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.
      The board of directors and its Audit Committee consider Deloitte & Touche LLP well qualified to serve as the Company’s independent public accountants. The Audit Committee recommends ratification of such selection by the stockholders.
      Although action by stockholders for this matter is not required, the board of directors and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2005.

PROPOSAL III — APPROVAL OF THE AMENDMENTS TO THE COMPANY’S LONG TERM INCENTIVE PLAN
Background
      At the annual meeting of stockholders held on April 13, 1994, the stockholders of the Company approved an amendment and restatement of the NIPSCO Industries, Inc. 1994 Long-Term Incentive Plan (as amended, the “Plan”). The stockholders of the Company approved additional amendments to the plan at the annual meetings of stockholders on April 14, 1999 and June 1, 2000. At the June 1, 2000 annual meeting, the stockholders approved the Amended and Restated Long-Term Incentive Plan, effective January 1, 2000. The Company subsequently amended the Plan as of January 1, 2001, October 1, 2001, January 1, 2002, March 1, 2003, and August 25, 2003, and amended and restated as of January 1, 2004.
Proposed Amendments
      At a meeting on March 14, 2005 and November 29, 2004, the Officer Nomination and Compensation Committee of the Company’s board of directors approved certain amendments to the plan which would (i) increase the total number of shares of common stock or other awards available for issuance under the plan and (ii) extend the duration of the Plan to May 10, 2015. Under the proposed amendments, the maximum number of the Company’s shares of common stock that may be subject to awards would increase from 21,000,000 shares of common stock to 43,000,000 shares of common stock. In addition, under the proposed amendments, the Plan would be extended until all awards under the Plan have been satisfied by the issuance of the Company’s common stock or the payment of cash, but no award shall be granted after May 10, 2015. Currently, no awards may be granted after April 24, 2006.
Description of the Plan
      General. The plan is a stock-based compensation plan, currently providing for the grant of:

•	Incentive stock options within the meaning of section 422 of the Internal Revenue Code,

•	Options not intended to be incentive stock options (nonqualified stock options),

•	Stock appreciation rights

•	Restricted and contingent stock

•	Performance units and

•	Dividend equivalents payable on grants of contingent stock
to officers and other key executives of the Company who are in a position in which their decisions, actions and counsel significantly impact profitability. The plan is intended to recognize the contributions made to the Company by officers and other key executives who make substantial contributions through their loyalty, ability, industry and invention, and to improve the ability of the Company to secure, retain and motivate such employees upon whom the Company’s future earnings depend, by providing them with an opportunity either to acquire or increase their proprietary interest in the Company or to receive additional compensation based upon the performance of the Company’s common stock.
      Shares Subject to Award. Under the proposed amendments, the maximum number of the Company’s shares of common stock that may be subject to awards shall be increased from 21,000,000 shares of common stock to 43,000,000 shares of common stock. All awards and common stock available under the plan are subject to adjustment in the event of a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding shares of common stock of the Company. Unpurchased shares of common stock subject to an option or stock appreciation right that lapses or terminates without exercise or restricted and contingent shares that have been forfeited are available for future awards. Shares of common stock delivered in lieu of cash payments or withheld by the Company to satisfy income and withholding obligations are considered to have been used by the plan and are not available for further awards or such delivery.
      Information relating to awards which have been granted to the executive officers named in the Summary Compensation Table is presented in the various tables located in the portion of this proxy concerning the election of directors under the caption “Executive Compensation.” As of December 31, 2004, 2,424,965 options had been granted under the plan to all executive officers as a group at exercise prices ranging from $16.21 to $29.22; 420,643 options had been granted to all current directors who are not executive officers as a group at exercise prices ranging from $18.43 to $29.22; 281,479 options had been granted to all nominees for election as a director at exercise prices ranging from $19.84 to $25.94 and, 9,161,035 options had been granted to all employees as a group at exercise prices from $16.22 to $29.22. Future awards to be made are within the discretion of the Officer Nomination and Compensation Committee.
      Administration. The plan is administered by the Officer Nomination and Compensation Committee, which must be composed of two or more directors who are “nonemployee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.
      The Officer Nomination and Compensation Committee has the sole power to administer the plan and to make rules with regard to how the plan is implemented. Subject to the provisions of the plan, the committee’s powers include determining the officers and employees of the Company and its subsidiaries to whom awards shall be granted, and fixing the size, terms, conditions and timing of all awards. The committee is, however, limited in the number of shares of common stock subject to awards that may be granted to certain executives of the Company.
      Eligibility. The Officer Nomination and Compensation Committee may select to be a participant in the plan any executive and managerial employee of the Company and its subsidiaries who is in a position in which the employee’s decisions, actions and counsel significantly impact profitability. A director who is not an employee is not eligible to receive awards under the plan. The determination of who is eligible to participate and the awards to be granted is made on a year-to-year basis. Approximately 400 employees were eligible to participate in the plan in 2004.
      Stock Options. An incentive stock option or a nonqualified option is the right to purchase, in the future, shares of the Company’s common stock at a set price. Under the plan, the purchase price of shares subject to any option, which can be either an incentive stock option or a nonqualified option, must be at least 100% of the fair market value of the shares on the day the option is granted, as determined by the Committee. Fair market value is defined as the average of the high and low prices of the Company’s common stock on the New York Stock Exchange Composite Transactions Tape on the date of the grant, or any other applicable date. On March 1, 2005, the closing price of the Company’s common stock on the New York Stock Exchange was $22.73.
      Each option terminates on the earliest of (1) the expiration of the term, which may not be less than 6 months and may not exceed ten years from the date of grant; (2) 30 days after the date the option holder’s employment terminates for any reason other than disability, death or retirement, or during such other period determined by the Officer Nomination and Compensation Committee; or (3) the expiration of three years from the date an option holder’s employment terminates by reason of such option holder’s disability, death or retirement, or during such other period determined by the Officer Nomination and Compensation Committee.
      An option holder may pay the exercise price for an option (1) in cash, (2) in cash received from a broker-dealer to whom the holder has submitted an exercise notice consisting of a fully endorsed option (however, in the case of a holder subject to Section 16 of the Securities Exchange Act, this payment option shall only be available to the extent such holder complies with Regulation T issued by the Federal Reserve Board), (3) by delivering shares of common stock owned by the optionee for at least six months prior to the date of exercise having an aggregate fair market value on the date of exercise equal to the exercise price, (4) by such other medium of payment as the Officer Nomination and Compensation Committee, in its discretion, shall authorize at the time of grant, or (5) by any combination of these methods.
      Restricted Stock Awards. A restricted stock award is the grant of restricted shares of common stock of the Company, restricted as to transfer and subject to possible forfeiture in the event certain criteria or conditions are not met. These criteria or conditions may or may not be performance based. Shares of common stock awarded may not be transferred or encumbered until the restrictions established by the Officer Nomination and Compensation Committee lapse. In the event of a participant’s termination of employment (other than due to death, disability or retirement) prior to the lapse of applicable restrictions, all shares as to which there still remain unlapsed restrictions shall be forfeited. The Officer Nomination and Compensation Committee has the authority to permit an acceleration of the expiration of the applicable restriction period with respect to any part or all of a restricted stock award.
      Stock Appreciation Rights. A stock appreciation right is a right to receive, in the future, in cash or common stock, all or a portion of the excess of the fair market value of the Company’s common stock, at the time the stock appreciation right is exercised, over a specified price not less than the fair market value of the common stock of the Company at the date of the grant. Stock appreciation rights may be granted in tandem with a previously or contemporaneously granted stock option, or separately from the grant of a stock option. Stock appreciation rights granted under the plan may not be granted for a period of less than one year and more than ten years and will be exercisable in whole or in part, at such time or times and as determined by the Officer Nomination and Compensation Committee at the time of the grant, which period may not commence any earlier than six months after the date of grant.
      Performance Units. A performance unit is a right to a future payment, either in cash or common stock, based upon the achievement of pre-established long-term performance objectives. The Officer Nomination and Compensation Committee may establish performance periods of not less than two, nor more than five years, and maximum and minimum performance targets during the period. The level of achievement of targets will determine what portion of value of a unit is awarded. In the event a participant holding a performance unit ceases to be employed prior to the end of the applicable performance period by reason of death, disability or retirement, such participant’s units, to the extent earned, shall be payable at the end of the performance period in proportion to the active service of the participant during the performance period. Upon any other termination of employment, participation will terminate and all outstanding performance units will be canceled.
      Contingent Stock Awards. A contingent stock award is a contingent right to receive stock in the future, subject to the satisfaction of certain vesting requirements or performance targets as specified by the Officer Nomination and Compensation Committee. Contingent stock awards may be granted either alone or in tandem with restricted stock awards. The Compensation Committee may establish performance periods and maximum and minimum performance targets during the period. The Officer Nomination and Compensation Committee has the authority to permit an acceleration of the expiration of the applicable restriction period with respect to any part or all of a contingent stock award. In the event of a participant’s termination of employment (other than due to death, disability or retirement) prior to the lapse of applicable restrictions, all shares as to which there still remain unlapsed restrictions shall be forfeited.
      Business Criteria. The Officer Nomination and Compensation Committee can choose among the following business criteria if the committee desires to make a restricted stock grant performance based or if the committee desires to define the performance targets with respect to grants of performance units or contingent stock awards:

•	Growth in gross revenue;

•	Earnings per share;

•	Ratios of earnings relative to stockholder’s equity or to total assets;

•	Dividend payments;

•	Total stockholder return.

      Duration Of The Plan. Under the proposed amendments, the Company’s ability to grant awards under the Plan will be extended from December 31, 2005 to May 10, 2015.
      Termination, Suspension or Amendment. The board of directors or the Officer Nomination and Compensation Committee may terminate, suspend or amend the plan without the authorization of stockholders to the extent allowed by law or the rules of the New York Stock Exchange, including any rules issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act, as long as stockholder approval is not required for the plan to continue to satisfy the requirements of Rule 16b-3. No termination, suspension or amendment of the plan shall adversely affect any right acquired by any participant under an award granted before the date of the termination, suspension or amendment, unless the participant consents. It shall be conclusively presumed that any adjustment for changes in capitalization as provided in the plan does not adversely affect any right. The plan will apply to grants made under the plan at any time.
      Tax Aspects with Respect to Grants Under the Plan. The following discussion summarizes the general principles of Federal income tax law applicable to awards granted under the plan. A recipient of an incentive stock option will not recognize taxable income upon either the grant or exercise of the incentive stock option. The option holder will recognize long-term capital gain or loss on a disposition of the common stock acquired upon exercise of an incentive stock option, provided the option holder does not dispose of those shares of common stock within two years from the date the incentive stock option was granted or within one year after the shares of common stock were transferred to the option holder. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an incentive stock option.
      As a general rule, if the option holder disposes of the shares of common stock in a manner different than described above, the gain recognized will be taxed as ordinary income to the extent of the difference between (1) the lesser of the fair market value of the shares of common stock on the date of exercise or the amount received for the shares of common stock, and (2) the adjusted basis of the common stock (which adjusted basis ordinarily is the fair market value of the common stock subject to the option on the date the option was exercised). Under these circumstances, the Company will be entitled to a deduction in an equal amount. Any gain in excess of the amount recognized as ordinary income on such disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares of common stock prior to the disposition.
      The amount by which the fair market value of a share of common stock at the time of exercise of any incentive stock option exceeds the exercise price will be included in the computation of such option holder’s “alternative minimum taxable income” in the year the option holder exercises the incentive stock option. If an option holder pays alternative minimum tax with respect to the exercise of an incentive stock option, the amount of tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder’s basis in the common stock for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.
      A recipient of a nonqualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. The option holder will recognize ordinary income in the taxable year in which the option holder exercises the nonqualified stock option, in an amount equal to the excess of the fair market value of the shares of common stock received at the time of exercise of such an option over the exercise price of the option, and the Company will be allowed a deduction in that amount. Upon disposition of the common stock subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the common shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder’s adjusted basis of the common stock subject to the option (which adjusted basis ordinarily is the fair market value of the common stock subject to the option on the date the option was exercised.)
      At the date of grant, the holder of a stock appreciation right will not be deemed to receive income, and the Company will not be entitled to a deduction. On the date of exercise, the holder of a stock appreciation right will realize ordinary income equal to the amount of cash or the fair market value of the shares of common stock received on exercise. The Company will be entitled to a corresponding deduction with respect to ordinary income realized by the holder of a stock appreciation right. Upon the vesting of restricted stock awards or contingent stock awards, the holder will realize ordinary income in an amount equal to the fair market value of the unrestricted shares at that time and the Company will receive a corresponding deduction. The holder of a restricted stock award can elect to recognize ordinary income on the date of grant equal to the fair market value of the stock. In such event, any further appreciation in the value of the stock will be taxed at capital gains rates when the stock is disposed of. Upon receipt of payment of a performance unit, the recipient will realize ordinary income equal to the amount paid and the Company will receive a corresponding deduction.
Votes Required
      Approval of the amendments to the Long-Term Incentive Plan requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote.
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE COMPANY’S LONG-TERM INCENTIVE PLAN.
PROPOSAL IV — APPROVAL OF AMENDMENTS TO THE COMPANY’S
EMPLOYEE STOCK PURCHASE PLAN
Background
      The Company maintains the NiSource Inc. Employee Stock Purchase Plan, as amended and restated effective December 1, 2003 (the “ESPP”). The ESPP, or a predecessor plan, has been maintained by the Company and its predecessors since 1964.
Proposed Amendments
      The proposed amendments would increase the maximum number of shares of common stock that may be purchased in the future under the ESPP from 126,231 shares of common stock to 526,231 shares of common stock.
Description of the ESPP
      General. The ESPP provides eligible employees with the opportunity to purchase the Company’s common stock at a discount from market value through payroll deductions. The primary purposes of the ESPP are to provide employees of the Company and certain of its subsidiaries an additional means of saving a portion of their earnings and to encourage employee ownership of Company common stock.
      Shares Subject to Award. Under the proposed amendments, the maximum number of shares of common stock that may be purchased in the future under the ESPP will be increased from 126,231 shares of common stock to 526,231 shares of common stock. This number may increase in the future with stockholder approval. This number may also increase or decrease proportionately, as appropriate, in the event of a future stock dividend, stock split or combination of the Company’s common stock, spin-off, reorganization or recapitalization. If the number of shares remaining available for purchase under the ESPP is not sufficient to satisfy all then outstanding purchase rights, the available shares will be apportioned among all participants on an equitable basis. The closing sales price of our common stock on March 1, 2005 was $22.73.
      Administration. The ESPP is administered by the Company’s Corporate Secretary. The ESPP Administrator has the right to interpret the provisions of the ESPP and to determine any questions arising under the ESPP.
      Eligibility. The ESPP is open to each employee of the Company and its participating subsidiaries who (1) has at least one year of service with the Company or any of its subsidiaries and (2) either (a) customarily works for the Company or any subsidiary more than 20 hours per week for more than five months in any calendar year; or (b) is customarily employed by the Company or a participating subsidiary for at least six months in any calendar year. However, no employee is eligible to participate in the ESPP if, immediately after participating, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock, including any stock which the employee may purchase under outstanding rights and options. In addition, no employee may accrue the right to purchase shares under the ESPP and any other employee stock purchase plan of the Company and its affiliates with a fair market of more than $25,000 for each calendar year.
      Participation. The ESPP provides for four savings periods during each calendar year. Savings accumulated by an employee through payroll deductions will be used at the end of each savings period to purchase as many full and fractional shares of the Company’s common stock as possible at the purchase price determined for that savings period. Savings periods are the three-month periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31. Each savings period includes all paydays within that period.
      The purchase price per share assigned to the Company’s common stock for any savings period will be 90% of the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on the last trading day of the savings period. Shares of the Company’s common stock purchased under the ESPP will come from treasury shares, authorized but unissued shares or open market purchases of Company’s stock. The shares purchased will be credited and outstanding to an employee as of the close of business on the last day of each savings period.
      An employee is eligible to participate in the ESPP on the first day of the month in which such employee first meets the eligibility criteria, and employees can enroll and start purchasing stock as of the first day of the following month by giving the Company a signed payroll deduction authorization form. Deductions begin in the first payroll period after the authorization form is processed by the Company’s payroll department. Payroll deductions can be in any full dollar amounts, not less than $10 per regular pay period, and not more than $25,000 per calendar year. An employee may increase, decrease or stop payroll deduction at any time. An Employee’s death, retirement or termination of employment with the Company or its affiliates will be considered an automatic termination from participation in the ESPP.
      Any shares of stock held in an employee’s account can be sold through the ESPP or a participating employee can request to have a certificate issued to them, and once a certificate is issued, the employee can sell those shares through a stockbroker. If stock is sold through the plan, the proceeds from the sale of such stock will be determined by the average price of all shares sold from the Plan on the day of sale. Any fractional share equivalent will be converted to cash at the same average sale price.
      Employees do not pay any brokerage commissions, fees or service charges in connection with purchases of stock under the ESPP. These costs are paid by the Company. Employees are responsible for all costs incurred in the sale of shares, including a $15 service fee, which may change from time to time, and any associated broker commissions.
      To terminate participation in the ESPP, an employee must give the Company written notice at least seven business days prior to the purchase date on which the employee wishes to terminate participation. Upon termination of participate (and upon the death, retirement, termination of employment or cessation of eligibility of a participating employee), an employee will receive (1) a certificate for all full shares of common stock held in the employee’s account, and (2) a check for the cash in the employee’s account and the cash value of any fractional share held in the employee’s account (the cash value of the fractional share will be the average price of all shares sold from the Plan on the day of sale multiplied by the fractional share). An employee can elect to receive a check for the cash value of all full and fractional shares held in the employee’s account (the cash value of the shares will be the average price of all shares sold from the Plan on the day of sale multiplied by the number of shares sold). If the employee selects this option, the employee will pay all fees associated with the sale of the common stock held in the employee’s account.
      Duration, Termination and Amendment. Unless earlier terminated by the Company’s board of directors, the ESPP will terminate when the maximum number of shares of the Company’s common stock available for sale under the ESPP have been purchased. The Company reserves the right to modify, suspend or terminate the ESPP, by action of the board of directors or the Officer Nomination and Compensation Committee of the board of directors, as of the beginning of any savings period. Notice of suspension, modification or termination will be given to all participants. Upon termination of the ESPP for any reason, the cash then credited to an employee’s account, if any, a certificate for all full shares of common stock held in an employee’s account, and the cash value of any fractional share shall be distributed promptly to each participating employee.
      The board or the Committee may also amend the ESPP from time to time to meet changes in legal requirements or for any other reason. In no event, however, may the board or the Committee amend the ESPP to (i) materially adversely affect any rights outstanding under the ESPP during the savings period in which such amendment is to be effected, (ii) increase the maximum number of shares of common stock which may be purchased under the Plan, (iii) decrease the purchase price of the common stock below 90% of the fair market value of the closing price of the Company’s common stock on the NYSE on the last trading day of the savings period, or (iv) adversely affect the qualification of the Plan under Section 423 of the Internal Revenue Code.
      Certain Federal Income Tax Consequences. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. An employee will not realize taxable income at the time he or she purchases shares of common stock under the ESPP. Employees will be taxed on dividends on shares as they are paid. The length of time an employee holds shares of common stock before disposing of them is an important variable in determining federal income tax consequences. A holding period starts the day after the day shares are purchased (i.e., the last day the common stock was traded on the NYSE in the applicable savings period).
      For an employee who sells or otherwise disposes of shares of common stock purchased under the ESPP, federal income tax considerations will differ, depending upon how long he or she has held the shares. Under present law, if the employee holds the shares at least one year before disposing of them, (1) any profit up to the 10% discount will be taxable as ordinary income, (2) any further profit will be taxable as a capital gain, and (3) any loss will be treated as a capital loss. Under present law, if the employee holds shares less than one year before disposing of them (1) the full 10% discount will be taxable as ordinary income, (2) any further profit also will be taxable as ordinary income, and (3) any loss, after considering the full 10% discount as income, will be treated as capital loss. Under present law, upon the death of an employee, whenever it occurs, there shall be included in the employee’s ordinary taxable income, in the year in which death occurs, the amount by which the market price at date of death exceeds the amount paid for the shares; however, this amount shall not exceed the original 10% discount.
      An employee does not have any tax consequences so long as he or she retains the shares. Under present law, if an employee holds shares less than one year before disposing of them, the Company will be allowed a deduction in the year of disposal equal to the excess of the fair market value of the shares at the date of purchase reduced by the purchase price and the 10% discount in computing its taxable income. If an employee disposes of his or her shares other than by selling them at market value, different U.S. tax considerations may apply. State and local income tax considerations may also apply.
      Specific Benefits. The benefits that will be received by or allocated to persons eligible to participate in the Employee Stock Purchase Plan in the future cannot be determined at this time because the amount of contributions set aside to purchase shares of our common stock under the Employee Stock Purchase Plan (subject to the limits of the plan) are entirely within the discretion of each participant.

Votes Required
      Approval of the amendments to the Company’s Employee Stock Purchase Plan requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote.
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENTS TO COMPANY’S EMPLOYEE STOCK PURCHASE PLAN.
PROPOSAL V — STOCKHOLDER PROPOSAL TO ELECT DIRECTORS ANNUALLY
      The Ray T. Chevedden and Veronica G Chevedden Family Trust (the “Trust”), through its proxy, Mr. John Chevedden, 2215 Nelson Avenue, No. 2, Redondo Beach California 90278, has requested that the Company include the following proposal and supporting statement in this proxy statement for the Company’s 2005 Annual Meeting. The Trust is the beneficial owner of 1,000 shares of the Company’s common stock. The board of directors of the Company is not in favor of the adoption of the proposal and asks that you read through the Company’s response, which follows the Trust’s proposal and supporting statement.
      The proposal and supporting statement, in the form that each was submitted to the Company by the Trust, are set forth below:
Elect Each Directors Annually
      RESOLVED: Elect Each Director Annually. Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director.
      I hope that this proposal can be implemented promptly with each director elected to a one-year term starting in 2006. This would be in a manner similar to the Safeway Inc. 2004 definitive proxy example.
      Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90278 submitted this proposal.
70% Yes-Vote
      Thirty-five (35) shareholder proposals on this topic achieved an impressive 70% average yes vote in 2004. The council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.
Annual vote on Each Audit Committee Member
      Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important because poor auditing played a key role in the $200 billion-plus combined market-value loss at Enron, Tyco, WorldCom, Qwest and Global Crossing. And our Audit Committee was chaired by a director with 26-years director tenure — independence concern.
Progress Begins with a First Step
      The reason to take the above RESOLVED step is reinforced by viewing our overall corporate governance vulnerability. For instance in 2004 it was reported:

•	Richard Thompson, a new director in 2004, was designated a “problem director” by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Reason: Mr. Thompson chaired the committee that sets executive compensation at Lennox International, which received a CEO Compensation grade of “F” by TCL.

•	Hopefully Mr. Richard Thompson will not have future service on any of our key board committees.

•	An awesome 80% shareholder vote was required to make certain key governance changes — entrenchment concern.

•	Our directors were protected by a poison pill.

•	Our Lead Director had 26-years tenure — independence concern.

•	Both our Audit Committee and Compensation Committee allowed a director with 26-years director tenure to serve as Chairman — independence concern.

•	Our key Compensation Committee allowed a director with 18-years director tenure to serve as Chairman — independence concern.

•	Our directors had special protection from a requirement of our overwhelming 80%-vote to oust any director for good cause.

•	Our Directors still had a $250,000 Charitable Award program — independence concern.
      The above condition of our corporate governance reinforces the reason to adopt the one RESOLVED statement at the beginning of this proposal. Our company has a corporate governance vulnerability to shareholders who could submit shareholder proposals on key governance topics which would likely obtain substantial support.
Best for the Investor
      Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.
      “Take on the Street” by Arthur Levitt
Elect Each Director Annually
Yes on V
Statement of the Company Against the Proposal to Elect Directors Annually:
      The classified board of directors of the Company (or its corporate predecessor) has been in place since April 12, 1950. Under our certificate of incorporation and bylaws, the board of directors is divided into three classes with approximately one-third of the directors elected each year to serve a term of three years. As a result of the staggered terms, the entire board of directors could be replaced over the course of three annual meetings, which would be held within approximately two years of each other. We believe the Company benefits from the classified board through increased stability, improved long-term planning and the enhanced ability to resist unfair and abusive takeover tactics. In addition, we note that numerous other U.S. corporations have classified boards, including a majority of the S&P 500 companies.
      The classified board of directors ensures that, at all times, a majority of the Company’s directors have experience as directors of the Company and have a solid understanding of the Company, its industry, business philosophy and strategy. Experienced and knowledgeable directors are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its stockholders. Electing directors to staggered three-year terms also enhances a Company’s ability to engage in long-term strategic planning. In addition, it helps the Company attract and retain qualified individuals who are willing to make a long-term commitment to the Company and take on the responsibilities that service as a director entails.
      Directors elected to three-year terms are just as accountable to stockholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. Stockholders elect approximately one-third of the directors annually, providing all stockholders with an orderly means to effect change and communicate their views on the performance of the Company and its directors. In fact, a classified board may enhance the independence of non-management directors because it permits the directors to act independently and on behalf of the stockholders without worrying whether they will be re-nominated by the other members of the board each year — we believe this freedom to focus on the long-term interests of the Company instead of the re-nomination process leads to greater independence and better governance.

      A classified board structure enhances the board of directors’ ability to negotiate the best results for stockholders in a potential takeover situation because it encourages a person seeking to obtain control of the Company to negotiate with the board. By requiring at least two annual meetings to effect a change in control of the board, the classified structure gives the incumbent directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value. It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition.
      Adoption of this proposal will not automatically eliminate the classified board structure. To do so would require further action to amend the Company’s certificate of incorporation. Under Delaware law, any proposed amendment would require the approval and recommendation of the board of directors. While the board of directors would consider such an amendment if requested by a significant majority of the stockholders, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all of its stockholders. In addition, any proposed amendment recommended by the board of directors would require approval of a majority of the outstanding shares of common stock of the Company at a future meeting.
      Accordingly, the board of directors recommends a vote “against” the proposal.
Votes Required
      Approval of the Proposal to Elect Directors Annually requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote.
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE PROPOSAL TO ELECT DIRECTORS ANNUALLY.
PROPOSAL VI — STOCKHOLDER PROPOSAL TO ELECT DIRECTORS BY MAJORITY VOTE
      The Massachusetts Laborer’s Pension Fund (the “Fund”), 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, has requested that the Company include the following proposal and supporting statement in this proxy statement for the Company’s 2005 Annual Meeting. The Fund is the beneficial owner of approximately 2,333 shares of the Company’s common stock. The board of directors of the Company is not in favor of the adoption of the proposal and asks that you read through the Company’s response, which follows the Fund’s proposal and supporting statement.
      The proposal and supporting statement, in the form that each was submitted to the Company by the Fund, are set forth below:
Resolved:
      That the shareholders of NiSource, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement:
      Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes case are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.
Statement of the Company Against the Proposal to Elect Directors By Majority Vote:
      As a Delaware corporation, our Company is governed by the Delaware General Corporation Law which provides that, absent a specific provision in a corporation’s certificate of incorporation or bylaws to the contrary, “[d]irectors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors”. Election of directors by plurality vote has long been the accepted system among companies comparable to the Company. Accordingly, the rules governing plurality voting are well established and understood.
      The Company has a history of electing, by a plurality vote, strong and independent boards of directors, consisting mostly of directors who have been “independent” within the meaning of criteria of the New York Stock Exchange, the Securities and Exchange Commission, independent rating agencies and corporate governance watchdogs. In addition, during the past ten years, every director nominee has received the affirmative vote of more than 93% percent of the shares of stock entitled to vote and present in person or by proxy at the annual meeting of stockholders. During that same time period, no more than 6.8% percent of the shares of stock entitled to vote and present in person or by proxy at the annual meeting of stockholders were withheld for the election of any one director nominee. Consequently, changing from the Company’s plurality voting requirement to the voting requirement that has been proposed would not have had any effect on the outcome of our election process and therefore is not necessary to improve the Company’s independence or corporate governance processes.
      While conceptually the proposed approach seems simple, implementation of the proposal would establish a potentially disruptive vote requirement that we do not believe is necessary or reasonable. The majority voting system proposed by the proponent presents complex legal and practical issues that the proposal does not address. For example, under this methodology, it would be possible for an entire slate of candidates to fail to receive the requisite vote. Under Delaware law and the Company’s bylaws, the occurrence of this event would permit the prior director(s) to remain in office until a successor is elected and qualified. As a result, an individual who no longer wished to remain on the board, or an individual the board desired to replace, would be permitted to remain in office. If the individual chose to resign, Delaware law and the Company’s bylaws would permit the remaining board members to fill the vacancy. Similarly, the proposal could prove impractical and especially disruptive in a situation in which a competing slate of directors is nominated for election, because of the possibility that the division of votes could result in no candidate from either slate receiving the requisite vote.
      These alternatives would not reflect the views of stockholders who have chosen to exercise their right to vote for the directors of their choice at the annual meeting. Adoption of the proposed majority vote standard could result in a less democratic process than the election of directors by plurality vote.
      Additionally, the proposal may have the unintended consequence of unnecessarily increasing the cost of soliciting stockholder votes. The Company may need to implement aggressive telephone solicitation, a second mailing, or other vote-getting strategy to obtain the required vote. The end result may be increased spending by the Company in routine elections. We do not believe this would be a good use of stockholder assets.
      Adoption of this proposal will not automatically change the vote required to elect directors. To do so would require further action by the board of directors to amend the Company’s bylaws. While the board of directors would consider such an amendment if requested by a significant majority of the stockholders, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all of its stockholders.
      For these reasons, we believe that this stockholder proposal is not necessary, would not improve the Company’s corporate governance and is not in the best interests of the Company’s stockholders.
Votes Required
      Approval of the Proposal to Elect Directors By Majority Vote requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote.
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE PROPOSAL TO ELECT DIRECTORS BY MAJORITY VOTE.

AUDIT COMMITTEE REPORT
      The Company’s Audit Committee consists of Messrs. Rolland, Foster and Richard Thompson and Dr. Woo. Each of the members of the Audit Committee is independent as defined under the applicable NYSE rules and meets the additional independence standard set forth by the board of directors. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The board of directors, after substantial deliberation and a careful review of the Securities and Exchange Commission rules, has designated Ian M. Rolland, the Chairman of the Audit Committee, as the “audit committee financial expert.”
      The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with Deloitte & Touche, LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche, LLP its independence. The Audit Committee has considered whether Deloitte & Touche, LLP’s provision of other non-audit services to the Company is compatible with maintaining Deloitte & Touche, LLP’s independence.
      In reliance on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
      Upon recommendation of the Audit Committee, the Company has engaged Deloitte & Touche LLP to serve as the Company’s independent public accountants for the fiscal year ended December 31, 2005.

Audit Committee

Ian M. Rolland, Chairman
Dennis E. Foster
Richard L. Thompson
Carolyn Y. Woo
March 7, 2005
INDEPENDENT AUDITOR FEES
      The following table represents the aggregate fees for professional audit services rendered by Deloitte & Touche LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2004, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2003	2004

	Deloitte & Touche LLP	Deloitte & Touche LLP

Audit Fees(1)	$3,385,080	$4,431,638
Audit-Related Fees(2)	991,652	407,480
Tax Fees(3)	110,704	121,332
All Other Fees(4)	23,508	0

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.
      Pre-Approval Policies and Procedures. During fiscal year 2004, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte & Touche LLP prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Ian M. Rolland) by the Vice President and Controller of the Company (not within the scope of the approved audit engagement) may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will (i) any non-audit related service be presented or approved that would result in the independent auditor no longer being considered independent under the applicable Securities and Exchange Commission rules or (ii) any service be presented or approved by the Pre-Approval Subcommittee the fees for which are estimated to exceed $100,000. In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2004.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	10,125,766	22.1799	6,312,734
Equity compensation plans not approved by security holders	0	0	0
Total	10,125,766	22.1799	6,312,734

(1)	Stockholder Approved Plans. This Plan category includes the following plans: The 1988 Long Term Incentive Plan, as amended and restated effective as of April 14, 1999 (No shares remain available for issuance under the plan), The 1994 Long Term Incentive Plan, as amended and restated effective as of January 1, 2004 (5,896,485 shares remain available for issuance under the plan), The Nonemployee Director Stock Incentive Plan, amended and restated effective as of January 1, 2004 (338,957 shares remain available for issuance under the plan), and the NiSource Inc. Employee Stock Purchase Plan, last amended on December 1, 2003 (77,292 shares remain available for purchase under the plan).

(2)	In calculating the weighted-average exercise price of outstanding options, warrants and rights shown in column (b), stock units and contingent stock which can convert into shares of common stock upon maturity have been excluded. Stock units and contingent stock are payable at no cost to the grantee on a one-for-one basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2006 ANNUAL MEETING
      Any holder of common stock who wishes to bring any business before the 2006 annual meeting must file a notice of the holder’s intent to do so no earlier than January 9, 2006 and no later than February 8, 2006. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2006 annual meeting must submit the proposal to the Corporate Secretary of the Company by December 5, 2005. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2006 annual meeting.
      Any holder of common stock who wishes to nominate a director at the 2006 annual meeting must file a notice of the nomination no earlier than January 9, 2006 and no later than February 8, 2006. The Company’s by-laws require that a notice to nominate an individual as a director must include the name of each nominee proposed, the number and class of shares of each class of stock of the Company beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2004, except as follows: Mr. Adik filed two late reports on Form 4 with respect to two transactions relating to the sale of Company stock in connection with the exercise of non-qualified stock options and Mr. Vajda filed one late report on Form 4 with respect to one transaction relating to a nonqualified stock option grant to his spouse, who is also an employee of the Company.
ANNUAL REPORT AND FINANCIAL STATEMENTS
      Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2004. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 15, 2005.
AVAILABILITY OF FORM 10-K
      A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and will be provided without charge to any stockholder or beneficial owner of the Company’s shares upon written request to Gary W. Pottorff, Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available at the Company’s website at www.nisource.com.

OTHER BUSINESS
      The board of directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.
      Please vote your shares by telephone, through the internet or by promptly marking, dating, signing and returning the enclosed proxy card.

By Order of the Board of Directors

Gary W. Pottorff
Corporate Secretary
Dated: April 4, 2005

NiSource Inc.

801 E. 86th Avenue
Merrillville, Indiana 46410

Officers
Gary L. Neale
Chairman and Chief Executive Officer
Robert C. Skaggs, Jr.
President
Samuel W. Miller, Jr.
Executive Vice President Chief Operating Officer
Michael W. O’Donnell
Executive Vice President and Chief Financial Officer
S. LaNette Zimmerman
Executive Vice President, Human Resources and Communications
Peter V. Fazio, Jr.
Executive Vice President and General Counsel
Arthur E. Smith, Jr.
Senior Vice President and Environmental Counsel
Mark D. Wyckoff
Senior Vice President
Jeffrey W. Grossman
Vice President and Controller
Barbara S. McKay
Vice President, Communications
Larry J. Francisco
Vice President, Audit
Dennis E. Senchak
Vice President, Investor Relations, Assistant Treasurer & Assistant Secretary
David J. Vajda
Vice President and Treasurer
Gary W. Pottorff
Corporate Secretary

PROXY	PROXY

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.
for its Annual Meeting of Stockholders, May 10, 2005

     The undersigned hereby appoints Gary L. Neale and Michael W. O’Donnell, or either of them, the attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at The Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania on Tuesday, May 10, 2005, at 10:00 a.m., local time, and at any adjournment or adjournments thereof.

     Unless otherwise marked, this proxy will be voted: “FOR” the nominees listed in Proposal 1, “FOR” Ratification of the Independent Public Accountants in Proposal 2, “FOR” approval of the amendment to the Company’s Long-Term Incentive Plan in Proposal 3, “FOR” approval of the amendment to the Company’s Employee Stock Purchase Plan in Proposal 4, “AGAINST” the stockholder proposal to elect directors annually in Proposal 5, and “AGAINST” the stockholder proposal to elect directors by majority vote in Proposal 6.

     The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

     PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT — Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can now access your NiSource Inc. account online.

Access your NiSource Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for NiSource Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Please ☐ Mark Here for Address Change or Comments SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3 and 4:

The Board of Directors recommends a vote “AGAINST” Proposals 5 and 6:

Proposal 1.	To elect four directors to serve on the Board of Directors, each for a three-year term and until their respective successors are elected and qualified.

FOR all
FOR	WITHHELD	except*
☐	☐	☐

Nominees:

01 Steven R. McCracken
02 Ian M. Rolland
03 Robert C. Skaggs, Jr.
04 John W. Thompson

*	Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line below.

Proposal 2.	Ratification of Independent Public Accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		FOR	AGAINST	ABSTAIN
Proposal 3.	Approval of the Amendments to the Company’s Long-Term Incentive Plan	☐	☐	☐

Proposal 4.	Approval of the Amendments to the Company’s Employee Stock Purchase Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 5.	Stockholder Proposal to Elect Directors Annually	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal 6.	Stockholder Proposal to Elect Directors by Majority Vote	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

PLEASE RETURN THIS PROXY CARD PROMPTLY.

Signature                                                           Signature                                                           Date

(Please sign this proxy as your name appears on the Company’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

     Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ni Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.nisource.com